As filed with the Securities and Exchange Commission on July 10, 2026
Registration No. 333-259147
Registration No. 333-264798
Registration No. 333-269952
Registration No. 333-279790
Registration No. 333-285791

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-259147
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-264798
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-269952
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-279790
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-285791

UNDER THE SECURITIES ACT OF 1933
______________________
Origin Materials, Inc.
(Exact name of registrant as specified in its charter)
______________________

Delaware	87-1388928
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

930 Riverside Parkway, Suite 10 West Sacramento, CA	95605
(Address of principal executive offices)	(Zip Code)

Micromidas, Inc. 2010 Stock Incentive Plan
Micromidas, Inc. 2020 Equity Incentive Plan
Origin Materials, Inc. 2021 Equity Incentive Plan
Origin Materials, Inc. 2021 Employee Stock Purchase Plan
(Full title of the plans)

Matthew Plavan
Interim Chief Executive Officer, Chief Financial Officer and
Chief Operating Officer
Origin Materials, Inc.
930 Riverside Parkway, Suite 10
West Sacramento, CA 95605
(916) 231-9329
(Name, address and telephone number, including area code, of agent for service)

______________________
Please send copies of all communications to:
John T. McKenna
Cooley LLP
3175 Hanover Street
Polo Alto, CA 94304
______________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”), previously filed by Origin Materials, Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”):

•Registration Statement on Form S-8 (File No. 333-259147), registering 941,993 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on August 30, 2021;

•Registration Statement on Form S-8 (File No. 333-264798), registering 375,157 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on May 9, 2022;

•Registration Statement on Form S-8 (File No. 333-269952), registering 94,442 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on February 23,2023;

•Registration Statement on Form S-8 (File No. 333-279790), registering 42,614 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on May 29, 2024; and

•Registration Statement on Form S-8 (File No. 333-285791), registering 23,738 shares of common stock of the Company, par value $0.0001 per share, filed with the Securities and Exchange Commission on March 13, 2025.

On April 28, 2026, the Board of Directors (the “Board”) of the Company unanimously approved the dissolution and liquidation of the Company pursuant to a plan of complete liquidation and dissolution (the “Plan of Dissolution”) which, upon approval by the Company’s stockholders, authorizes the Company to liquidate and dissolve the Company in accordance with the Plan of Dissolution.

In connection with the Plan of Dissolution, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities. All share numbers herein have been adjusted to reflect the one-for-thirty (1:30) reverse stock split of our outstanding common stock, effective as of March 19, 2026.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Sacramento, California, on this 10th day of July, 2026.

ORIGIN MATERIALS, INC.

Dated: July 10, 2026

	By:	/s/ Matt Plavan
Matt Plavan
Interim Chief Executive Officer, Chief Financial Officer and Chief Operating Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.
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